UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 21, 2006

Maxus Realty Trust, Inc.
(Exact name of registrant as specified in its charter)

MISSOURI	00-13457	48-1339136
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

104 Armour Road
North Kansas City, Missouri 64116
(Address of principal executive offices) (Zip Code)

(816) 303-4500
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.14e-4(c))

Item 2.01 -- Completion of Acquisition or Disposition of Assets.

On July 21, 2006, a wholly-owned subsidiary of Maxus Realty Trust, Inc., (the “Registrant”), Arbor Gate Acquisition, L.L.C., completed the sale of its multi-family unit apartment complex located in Picayune, Mississippi known as Arbor Gate Apartments (the “Property”) for a cash purchase price of $6.1 million, adjusted for standard prorations. The sale occurred pursuant to a Purchase and Sale Agreement and Joint Escrow Instructions (the “Purchase Agreement”) with Favrot & Shane Companies, Inc. (the “Purchaser”) that was entered into on May 22, 2006, as previously disclosed. The Purchaser is an unrelated third party.

At closing, the existing mortgage loan on the Property in the approximate amount of $3.1 million was satisfied and a brokerage fee of 2.5% and other prorated items and expenses were paid, resulting in net cash proceeds to the Registrant of approximately $2.7 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                             MAXUS REALTY TRUST, INC.

Date: July 26, 2006                   By: /s/ David L. Johnson
 David L. Johnson
 Chairman of the Board, President and Chief
 Executive Officer